Exhibit 99.1

Constellation Pharmaceuticals Announces Fourth-Quarter and Full-Year 2018 Financial Results

CAMBRIDGE, Massachusetts, March 14, 2019 – Constellation Pharmaceuticals, Inc. (Nasdaq: CNST), a clinical-stage biopharmaceutical company using its expertise in epigenetics to discover and develop novel therapeutics, today announced its fourth-quarter and full-year 2018 financial results.

“2019 is a year of data for Constellation, and our clinical programs are making significant progress and approaching important readouts,” said Jigar Raythatha, president and chief executive officer of Constellation Pharmaceuticals.

“We are excited by preliminary data from our first four patients from the MANIFEST clinical trial, each showing one or more of the following: conversion from transfusion dependence to transfusion independence, hemoglobin increases, improvements in bone marrow fibrosis scores, spleen reductions, and symptom improvements. These results taken together suggest that CPI-0610 may have disease-modifying effects in myelofibrosis patients. We plan to present an interim update of data from MANIFEST from approximately 18-20 evaluable patients at a medical meeting in the second quarter of 2019.

“We also plan to present Phase 1b data from the ProSTAR clinical trial of CPI-1205 in metastatic castration-resistant prostate cancer in a poster at the American Association for Cancer Research annual meeting on April 1. Enrollment is on track in the Phase 2 portion of the ProSTAR trial, and we expect to provide an interim update of data of the Phase 2 portion at a medical meeting in the second half of 2019,” Mr. Raythatha continued.

“The Constellation team continues to work diligently toward becoming a late-stage oncology development company and bringing important new medicines to underserved cancer patients,” Mr. Raythatha concluded.

Recent News

MANIFEST

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Enrollment is on track in the MANIFEST clinical trial in myelofibrosis patients. The Company has now opened approximately 20 clinical trial sites in the U.S., Canada, and Europe. As of February 28, 2019, 28 patients had been enrolled in the second-line arms of MANIFEST. The Company plans to provide an update on approximately 18-20 evaluable patients with at least three months of data at a second quarter medical meeting.

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Each of the first four patients in MANIFEST remains on study. As of the last data cutoff on December 10, 2018, the first two patients treated with a combination of CPI-0610 and ruxolitinib had been treated for over 16 months. The first two patients treated with CPI-0610 monotherapy had been treated for over 12 months. As previously reported, each of these four patients has shown a reduction in spleen volume and improved hemoglobin levels. One of the combination therapy patients was transfusion dependent before therapy and converted to being transfusion independent after CPI-0610 was added to the patient’s regimen. As of December 10, 2018, this patient had been free of transfusions for over 52 weeks. Additionally, bone marrow biopsies before and after treatment were analyzed for the first two evaluable patients on monotherapy, and both demonstrated a one-grade improvement in bone marrow fibrosis score as well as associated improvements in hemoglobin. Taken together, these results suggest that CPI-0610 may be improving bone marrow function in these ruxolitinib-resistant MF patients.

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We believe CPI-0610 has the potential for a differentiated toxicity profile compared with other BET inhibitors. In a Phase 1 clinical trial, the Company showed that the dose-limiting toxicity for BET inhibitors of thrombocytopenia was reversible and non-cumulative for CPI-0610. In addition, preliminary data suggest that CPI-0610 may have a wider therapeutic window relative to some other BET inhibitors, based on their published data. The recommended Phase 2 dose of CPI-0610 in the MANIFEST study is 125 mg once daily, with titration allowed up to 225 mg once daily, which is the maximum tolerated dose.

ProSTAR

•	Constellation plans to provide an update of Phase 1b data for ProSTAR in a poster at the Annual Meeting of the American Association for Cancer Research in Atlanta on April 1.

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The Phase 2 portion of the ProSTAR clinical trial continues to enroll patients in line with the Company’s plans. Constellation plans to present an interim update of data of the Phase 2 portion of ProSTAR at a medical meeting in the second half of 2019.

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Constellation recently began dosing in heavily pretreated patients in a new arm of ProSTAR. Previously, a compassionate-use patient, who had experienced disease progression despite treatment with 12 agents (including abiraterone, enzalutamide, and chemotherapy) prior to CPI-1205, experienced an 80% reduction in PSA levels and evidence of tumor size reduction in the neck lymph nodes when treated with CPI-1205 in combination with enzalutamide. The new treatment arm will enroll up to 30 patients in a single arm of CPI-1205 in combination with enzalutamide in heavily pretreated patients.

Corporate

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On February 20, Constellation announced that Dr. Scott Braunstein was appointed to the Board of Directors. Dr. Braunstein is also a member of the Audit Committee. Dr Braunstein has an impressive track record of helping emerging and established biopharmaceutical companies as an investor and a pharmaceutical executive.

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On March 1, Jessica Christo was appointed Chief Product Development Officer. Ms. Christo brings to Constellation 25 years of product development experience in the biopharmaceutical industry in clinical operations, data management, program management, biostatistics, and related fields.

Fourth Quarter 2018 Financial Results

•	Cash and cash equivalents as of December 31, 2018 decreased 10.8% to $114.6 million compared to September 30, 2018, primarily due to operating expenses.

•	Research and development (R&D) expenses increased 65.4% year over year to $16.6 million in the fourth quarter of 2018 mainly due to increased clinical trial expenses.

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General and administrative (G&A) expenses grew 118.3% year over year to $4.0 million in the fourth quarter of 2018, primarily due to costs related to building out the organization as the Company evolved from a preclinical-stage company to a multi-candidate clinical-stage company, as well as costs associated with operating as a public company.

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The net loss attributable to common stockholders increased 17.5% year over year to $19.9 million mainly due to increases in G&A and R&D expenses, partly offset by the inclusion of unpaid cumulative dividends in 2017 that were waived in 2018. The net loss per share attributable to common stockholders decreased 95.6% to $0.77 per share for the fourth quarter of 2018 due to an increase in shares outstanding as a result of the initial public offering and conversion of the preferred stock to common stock.

Full-Year 2018 Financial Results

•	Research and development (R&D) expenses increased 49.5% year over year to $48.8 million in 2018 mainly due to increased clinical trial expenses.

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General and administrative (G&A) expenses grew 92.8% year over year to $12.5 million in 2018, primarily due to costs related to building out the organization as the Company evolved from a preclinical-stage company to a multi-candidate clinical-stage company, as well as costs associated with operating as a public company.

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The net loss attributable to common stockholders increased 11.5% year over year to $59.9 million mainly due to increases in G&A and R&D expenses, partly offset by the inclusion of unpaid cumulative dividends in 2017 that were waived in 2018. The net loss per share attributable to common stockholders decreased 91.1% to $5.00 per share for 2018 due to an increase in shares outstanding as a result of the initial public offering and conversion of the preferred stock to common stock.

Financial Guidance

We expect that our cash and cash equivalents as of December 31, 2018, will fund operating expenses and capital expenditure requirements into the second quarter of 2020.

Anticipated Milestones

The Company anticipates achieving the following milestones during 2019:

First Half 2019

•	Provide a data update from the Phase 1b portion of the ProSTAR trial for CPI-1205 at the American Association for Cancer Research meeting on April 1

•	Provide an interim update of data from the MANIFEST Phase 2 trial of CPI-0610 at a second-quarter 2019 medical meeting

•	Initiate a Phase 1 trial for CPI-0209

Second Half 2019

•	Provide an interim update of data from the Phase 2 portion of the ProSTAR trial for CPI-1205

•	Provide an additional data update from the MANIFEST trial for CPI-0610

Financial Results (Unaudited)

Constellation Pharmaceuticals, Inc.

Consolidated Statements of Operations and Comprehensive Loss

	Years ended December 31,		Three months ended December 31,
(In thousands, except share and per-share amounts)	2018	2017	2018	2017
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	48,769	32,617	16,626	10,053
General and administrative	12,475	6,471	4,006	1,835

Total operating expenses	61,244	39,088	20,632	11,888

Loss from operations	(61,244)	(39,088)	(20,632)	(11,888)

Other income (expense):
Interest income	1,547	169	688	58
Interest expense	(228)	(901)	—	(102)
Change in fair value of preferred stock tranche liability	—	4,443	—	—

Total other income (expense), net	1,319	3,711	688	(44)

Net loss and comprehensive loss	(59,925)	(35,377)	(19,944)	(11,932)
Cumulative dividends on convertible preferred stock	—	(18,390)	—	(5,048)

Net loss attributable to common stockholders	(59,925)	(53,767)	(19,944)	(16,980)
Net loss per share attributable to common stockholders, basic and diluted	$(5.00)	$(56.10)	$(0.77)	$(17.64)
Weighted average common shares outstanding, basic and diluted	11,984,293	958,447	25,789,305	962,330

Constellation Pharmaceuticals, Inc.

Consolidated Balance Sheets

(In $ thousands)	December 31, 2018	December 31, 2017
Cash and cash equivalents	114,592	16,404
Other current assets	2,711	1,318
Total assets	118,938	19,103
Current liabilities	14,660	11,131
Total liabilities	14,780	11,708
Convertible preferred stock	—	173,228
Total stockholders’ equity (deficit)	104,158	(165,833)

Note: Abbreviated financial statements; please refer to Form 10-K for more details, including explanatory notes.

About Constellation Pharmaceuticals

Constellation Pharmaceuticals is a clinical-stage biopharmaceutical company developing novel therapeutics that selectively modulate gene expression to address serious unmet medical needs in patients with cancer. The Company has a deep understanding of how epigenetic and chromatin modifications in cancer cells and in the tumor and immune microenvironment play a fundamental role in driving disease progression and drug resistance. Constellation is driving development of the EZH2 inhibitors CPI-1205 and CPI-0209 for the treatment of metastatic castration-resistant prostate cancer and other cancers as well as the BET inhibitor CPI-0610 for the treatment of myelofibrosis. The Company is also applying its broad research and development capabilities to explore other novel targets that directly and indirectly impact gene expression to fuel a sustainable pipeline of innovative small-molecule product candidates.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding the implications of preliminary clinical data, the development status of the Company’s product candidates, the Company’s plans for future data presentations, its anticipated achievement of milestones, including determination of proof of concept and its financial guidance regarding the period in which it will have capital available to fund its operations. All statements, other than statements of historical facts, contained in this press release, including statements regarding the Company’s strategy, future operations, future financial position, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Constellation’s ability to: obtain and maintain necessary approvals from the FDA and other regulatory authorities; continue to advance its product candidates in clinical trials; whether preliminary or interim results from a clinical trial will be predictive of the final results of the trial; replicate in later clinical trials positive results found in preclinical studies and early-stage clinical trials of CPI-1205, CPI-0610 and its other product candidates; advance the development of its product candidates under the timelines it anticipates, or at all, in current and future clinical trials; obtain, maintain or protect intellectual property rights related to its product candidates; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. For a discussion of other risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in the Company’s most recent filings with the Securities and Exchange Commission. In addition, the forward- looking statements included in this press release represent the Company’s views as of the date hereof and should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. CPI-1205, CPI-0610, CPI-0209, and other product candidates are investigational in nature and have not yet been approved by the FDA or other regulatory authorities.

Contact

Ronald Aldridge

Senior Director, Investor Relations

Constellation Pharmaceuticals

+1 617-714-0539

ron.aldridge@constellationpharma.com

Lauren Arnold

Media Relations

MacDougall Biomedical Communications

+1 781-235-3060

larnold@macbiocom.com